File No. 70-7888

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549

                        POST-EFFECTIVE AMENDMENT NO. 9

                                      TO

                                   FORM U-1

                          APPLICATION OR DECLARATION

                                     UNDER

                THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


      Allegheny Power System, Inc.              Monongahela Power Company
      Tower Forty Nine                          1310 Fairmont Avenue
      12 East 49th Street                       Fairmont, WV  26554
      New York, NY  10017

      Allegheny Power Service Corporation       The Potomac Edison Company
      800 Cabin Hill Drive                      10435 Downsville Pike
      Greensburg, PA  15601                     Hagerstown, MD  21740

      Allegheny Generating Company              West Penn Power Company
      Tower Forty Nine                          800 Cabin Hill Drive
      12 East 49th Street                       Greensburg, PA  15601
      New York, NY  10017


            (Name of company or companies filing this statement
             and addresses of principal executive offices)


                         Allegheny Power System, Inc.


            (Name of top registered holding company parent of
             each applicant or declarant)


                        Thomas K. Henderson, Esquire
                        Vice President
                        Allegheny Power Service Corporation
                        Tower Forty Nine
                        12 East 49th Street
                        New York, NY  10017


            (Name and address of agent for service)

      1. Applicants hereby amend Item 1. Description of Proposed Transaction by adding the following to the end thereof:

      Allegheny Power System, Inc. ("Allegheny") requests the Commission to raise Allegheny's aggregate limit on short-term debt financing from $165 million to $400 million, subject to the same terms and conditions as are contained in the original Application. In support thereof, Allegheny submits the following.

      Allegheny has not sought an increase in the amount of its short-term debt financing authority since 1992. (See HCAR 25481 wherein Allegheny was approved to borrow up to $165 million). On September 22, 1995, Applicants filed Post-Effective Amendment No. 6 seeking simply to continue their previously approved short-term debt financing authority. On November 28, 1995, the Commission issued an order (HCAR No. 26418, the "Order") authorizing Allegheny, Monongahela Power Company ("Monongahela"), The Potomac Edison Company ("Potomac Edison"), West Penn Power Company ("West Penn"), and Allegheny Generating Company ("AGC") to continue their short-term debt financing authority for the period December 31, 1995 through December 31, 1997, and to continue the Allegheny Power System Money Pool for the period December 31, 1995 through December 31, 1997. Since the time that Applicants filed for continuation of their authority, however, several events have occurred which require Allegheny to request additional financing authority.

      Allegheny received an order in File No. 70-8411 on October 27, 1995. The October order authorized an increase of funding from $3 million to $100 million for nonutility activities to be performed by Allegheny's nonutility subsidiary, AYP Capital, Inc. ("AYP Capital"), or by a special purpose subsidiary of AYP Capital. (HCAR 25401) Allegheny may fund the increase by either making a capital contribution or a loan to AYP Capital. In either case, Allegheny may use short-term debt to supply up to the entire $100 million.

      In addition, AYP Capital on November 28, 1995 signed an agreement to purchase Duquesne Light Company's 50% interest in Unit No. 1 of the Fort Martin Generating Station for $181 million. Although the financing structure for this acquisition has not yet been finalized, one alternative is for Allegheny to borrow the purchase amount on a short-term basis and make a cash capital contribution to AYP Capital until permanent financing is put in place.

      Additionally, AYP Capital on November 29, 1995 applied to the Commission for authority to invest up to $5 million in preliminary development activities in connection with new technologies and to invest up to $15 million to acquire an interest as a limited partner in a Delaware limited partnership to be formed with Advent International Corporation. The purpose of the limited partnership will be to invest in companies that are developing new technologies, products or services related to Allegheny's core business operations. Allegheny may provide up to $20 million needed by AYP Capital in order to engage in these transactions. One alternative is for Allegheny to use short-term debt in order to make a loan or capital contribution to AYP Capital.

      These transactions have increased Allegheny's potential financing requirements by $290 million since the time that it filed for a continuance of its short-term debt authority last September. Allegheny requests that the Commission increase its short-term debt authority by $235 million, to an aggregate of $400 million, through December 31, 1997.

      2. Applicants hereby amend Item 3. Applicable Statutory Provisions by adding the following to the end thereof:

            Short-term borrowings by Allegheny are subject to Sections 6 and 7 of the Public Utility Holding Company Act of 1935.

      3. Applicants hereby amend Item 4. Regulatory Approval by adding the following to the end thereof:

            No commission other than the Securities and Exchange
            Commission has jurisdiction over the proposed transactions.

      4. Applicants hereby amend Item 6. Exhibits and Financial Statements, by adding the following:

            (a)   Exhibits
                  H-1-c
                  Form of Notice

                                   SIGNATURE

            Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned Applicants have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.

                                          ALLEGHENY POWER SYSTEM, INC.
                                          ALLEGHENY POWER SERVICE CORPORATION
                                          ALLEGHENY GENERATING COMPANY
                                          MONONGAHELA POWER COMPANY
                                          THE POTOMAC EDISON COMPANY
                                          WEST PENN POWER COMPANY


                                          By          CAROL G RUSS
                                                      Carol G. Russ
                                                         Counsel

Dated:  January 16, 1996
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